                                                                   Exhibit 23.11

                                    Consent

     I, Wayne J. Grace, do hereby consent to the inclusion of biographical information about me, including my name, age, positions to be held with CenterPoint Advisors, Inc., a Delaware corporation (the "Company") and its subsidiary, my expected term as a director of the Company and the other information required to be provided in the Company's Registration Statements on Form S-1 and S-4 (the "Registration Statements") to be filed with the Securities and Exchange Commission which information will appear principally in the section entitled "Management -- Executive Officers and Directors." I further consent to the filing of this consent as an exhibit to the Registration Statements.



                                     /s/ Wayne J. Grace
                                     ----------------------------------
                                     Wayne J. Grace

Dated: April 5, 1999